Exhibit (a)(9)
                                                              To the Schedule TO

Form of email reminder to eligible option holders that have not responded:


[Date]

YOU HAVE APPROXIMATELY ___ DAYS TO COMPLETE AND RETURN THE LETTER OF TRANSMITTAL BEFORE THE OPTION EXCHANGE OFFER EXPIRES. FAILURE TO RESPOND WILL BE DEEMED YOUR ELECTION TO DECLINE TO PARTICIPATE IN THE EXCHANGE OFFER.

This is a reminder that the Internet Security Systems option exchange offer will expire at 5:00 PM Eastern Standard Time on Wednesday, November 26, 2003. If you haven't completed and submitted your Letter of Transmittal dated October 29, 2003, please do so before November 26, 2003. You may forward your completed Letter of Transmittal via email, fax, mail or hand deliver to Internet Security Systems, Inc., attention: Yaslyn Moore at 6303 Barfield Road, Atlanta, GA 30328 (email: optionexchange@iss.net or facsimile: 404-236-2607.

If you have any questions or have not received your Letter of Transmittal or any communications concerning the option exchange program, please contact Yaslyn Moore at (404) 236-4002 or forward your question to optionexchange@iss.net.

Thank you.